Exhibit 5

January 5, 1996

Dollar General Corporation
104 Woodmont Blvd., Suite 500
Nashville, TN 37205

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 1995 Employee Stock Incentive Plan and 1995 Stock Option Plan for Outside Directors (the "Plans") filed by you with the Securities and Exchange Commission covering 3,350,000 shares (the "Shares") of common stock issuable pursuant to the Plans.

In so acting, I have examined and relied upon such records, documents, and other instruments as in my judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that the Shares, when issued pursuant to and in accordance with the Plans, will be validly issued, fully paid, and nonassessable.

This opinion is limited in all respects to the federal laws of the United States of America and the laws of the Commonwealth of Kentucky.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.
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Very truly yours,

/s/ Larry K. Wilcher
Larry K. Wilcher
General Counsel